                                                            EXHIBIT (11)
                                            COMPUTATION OF EARNINGS PER SHARE
                                                UNIFI, INC. AND SUBSIDIARIES
                                   (Amounts in thousands, except per share data)
                                                               Years Ended
                                        -----------------------------------------------------
                                        June 30, 1996       June 25, 1995       June 26, 1994
                                        -------------       --------------      -------------
Primary
  Weighted average number of
   shares outstanding                        65,726               69,005             70,415
  Net effect of dilutive stock options-
   based on the treasury stock method
   using average market price                   485                  537                605
                                             --------             --------           -------
                 Total                       66,211               69,542             71,020
                                        ===========         ============        ===========
     Net Income                         $    72,479         $    116,171        $    76,492
                                        ------------        ------------        -----------
     Per Share Amount                   $       1.09        $      1.67         $      1.08
                                        ============        ============        ===========
Fully Diluted
  Weighted average number of
   shares outstanding                        65,726               69,005             70,415
  Assumed Conversion of 6% convertible
   subordinated notes                             *                7,753                  *
  Net effect of dilutive stock options-
   based on the treasury stock method
   using the year-end market price, if
   higher than average market price             525                  544                612
                                       -------------        ------------        -----------
  Total                                      66,251               77,302             71,027
                                       ============         ============        ===========

  Net Income                            $    72,479         $    116,171        $    76,492
  Add 6% convertible subordinated notes
   interest, net of tax                           *                8,703                  *
                                      -------------         ------------        ------------
  Total                                 $    72,479         $    124,874        $    76,492
                                      =============         ============        ===========

  Per Share Amount                      $      1.09          $      1.62         $     1.08
                                      =============          ============        ==========

*    Conversion of the 6% convertible subordinated notes was not considered for this computation because its effect is antidilutive.  Accordingly, fully diluted earning per share for these periods has been reported consistent with the primary earnings per share results.